Exhibit 10.30
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.
SENIOR SUBORDINATED NOTE

Denver, Colorado
June 4, 2008	$1,000,000
FOR VALUE RECEIVED, ACROSS AMERICA REAL ESTATE CORP., a Colorado corporation (the “Company”), hereby promises to pay to the order of BOCO INVESTMENTS, LLC, a Colorado limited liability company or registered assigns (the “Holder”) the sum of One Million Dollars ($1,000,000) (the “Principal”), or so much thereof as shall have been advanced to or for the benefit of Company, together with interest on the principal balance outstanding from time to time, at the close of business on September 2, 2008 (the “Maturity Date”), on the terms and conditions set forth herein.
Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Securities Purchase Agreement dated September 28, 2006 and any amendments thereto (collectively, the “Purchase Agreement”).
All payments due under this Senior Subordinated Note (the “Note”) shall be made in lawful money of the United States of America.
1. Interest; Payments
(a) Interest Rate. Subject to Section 1(b) and 1(c), this Note shall bear interest on the unpaid Principal balance hereof at the rate (the “Interest Rate”) per annum of six percent (6%).
(b) Default Interest. If an Event of Default has occurred and is continuing, interest shall accrue on the unpaid Principal balance of this Note at a rate (the “Default Interest Rate”) equal to the higher of (i) the Interest Rate plus 800 basis points, or (ii) twenty-four percent (24%) per annum.
(c) Applicable Law. Notwithstanding any provision of this Note, the Purchase Agreement or any other agreement to the contrary, the Company shall not be required to pay, and the Holder shall not be permitted to receive, any compensation that constitutes interest under Applicable Law in excess of the maximum amount of interest permitted by Applicable Law.

(d) Interest. Interest shall commence accruing on the date hereof, shall be computed on the basis of a 365-day year and the actual number of days elapsed and shall be due at the end of the term of this Note or upon the partial or complete payoff of this Note, whichever is earlier. The applicable Interest Rate for each calendar quarter shall be determined as provided in Section 1(a) at the end of the term of this Note or upon the partial or complete payoff of this Note, whichever is earlier.
(e) Payments. During the term of this Note, any and all proceeds from the sale of the Company’s land or properties, net of costs of sale and required payments on Senior Debt will applied to the repayment of this Note in accordance with the terms hereof. All payments shall be made at such address as the Holder shall hereafter give to the Company by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. The Principal amount of this Note, together with any unpaid interest thereon, shall be due and payable on the Maturity Date.
(f) Prepayment. The unpaid Principal balance of this Note, together with all accrued and unpaid interest, may at the Company’s option be prepaid in whole or in part, at any time or from time to time. Any prepayments hereunder shall be applied first, to all interest accrued but unpaid at such prepayment date and second, to outstanding Principal amounts.
(g) Advances of Principal. Prior to any advances of Principal under this Note, the Company shall submit a summary, in a form that is acceptable to the Holder, describing the reason for the advance on this Note as well as the underlying economics if the advance is for the purposes of a new real estate project. The Holder reserves the right to approve each advance of Principal under this Note; provided, however, that such approval shall not be unreasonably withheld.
2. Subordination. The payment of principal and interest on this Note is hereby subordinated to the Senior Debt and Holder will not ask, demand, sue for, take or receive from the Company, by setoff or in any other manner, the whole or any part any amount payable with respect to this Note (whether such amounts represent principal or interest, or obligations which are due or not due, direct or indirect, absolute or contingent), including, without limitation, the taking of any negotiable instruments evidencing such debt, nor any security for any of the Note, unless and until all Senior Debt, whether now existing or hereafter arising, shall have been fully and indefeasibly paid in full in cash and satisfied and all financing arrangements between the Company and all holders of the Senior Debt have been terminated; provided, however, that Holder may receive from the Company scheduled payments of principal and interest with respect to this Note on an unaccelerated basis so long as no Senior Default has occurred and is continuing or would result therefrom. If a Senior Default has occurred and is continuing or would result from any scheduled payment of principal or interest by the Company with respect to this Note, then, until the Senior Default which has occurred or which would result from such payment has been cured, no payment of principal or interest shall be deemed due or otherwise payable under this Note.

3. Events of Default. Each of the following events shall be deemed an “Event of Default”:
(a) The Company fails to pay the Principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise and where such failure continues for a period of five (5) days after receipt of written notice from the Holder to the Company and GDBA Investments, LLLP (“GDBA”) of such failure;
(b) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law or the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company, unless such proceeding shall be stayed within thirty (30) days;
(c) The Company or any subsidiary of the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;
(d) Any representation or warranty of the Company made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Purchase Agreement and the Registration Rights Agreement), shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note, or the Purchase Agreement;
(e) Any material failure by the Company to perform or observe any of its covenants contained in the Purchase Agreement where such failure continues for a period in excess of five (5) days after written notice from the Holder or actual knowledge of the Company of such failure;
(f) If a final judgment, writ or similar process is entered or filed against the Company or any subsidiary of the Company or any of its property or other assets in an amount in excess of $50,000, which is not, within twenty (20) days after the entry thereof, discharged or the execution thereof stayed pending appeal, or within twenty (20) days after the expiration of such stay, such judgment is not discharged;
(g) Any default with respect to any other Indebtedness for Borrowed Money or liabilities of the Company or any of its subsidiaries in any amount in excess of (i) $50,000 individually or in the aggregate with respect to Indebtedness for Borrowed Money, (ii) $50,000 individually with respect to liabilities and (iii) $100,000 in the aggregate with respect to liabilities and Indebtedness for Borrowed Money, provided, that such event shall only constitute an “Event of Default” where the effect of such default is to permit the holder thereof to accelerate the maturity of such Indebtedness for Borrowed Money or liabilities, as the case may be, but only if (x) the holder elects to exercise such a right to accelerate the maturity of such Indebtedness for Borrowed Money or liabilities, as the case may be, and (y) where such default continues for a period of fifteen (15) days after written notice from the Holder or actual knowledge of the Company of such a default, and provided, further, that a default with respect to liabilities shall not constitute an “Event of Default” where the Company in good faith objects to the amount or obligation to pay the applicable liability and makes appropriate reserves for such liability, if necessary, in accordance with GAAP.

(h) Any liquidation, dissolution or winding up of the Company and its subsidiaries or its business;
(i) If the Company reports a net loss, beginning January 1, 2008, as determined in accordance with U.S. generally accepted accounting principles, in excess of (i) $1,000,000 for any calendar quarter after the date hereof, or (ii) $2,500,000 for any three consecutive calendar quarters after the date hereof;
(k) Any event, circumstance or conditions exists which could reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries, provided that the Holder shall provide thirty (30) days written notice to the Company if it intends to declare an Event of Default under this paragraph 3(k) and provide the Company with an opportunity to present evidence satisfactory to the Holder in its sole discretion that such event, circumstance or condition has been remedied; or
(l) The Company shall fail to maintain the listing of the Common Stock on at least one of the OTCBB or any equivalent replacement exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange or the American Stock Exchange
4. Consequences of Event of Default
(a) If there shall occur, after the fulfillment of any applicable notice and cure provisions (if any), any Event of Default specified in sections (b) or (c) of Section 3 hereof, the unpaid Principal balance of this Note and all accrued interest thereon shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived.
(b) If there shall occur, after the fulfillment of any applicable notice and cure provisions (if any), any Event of Default other than those listed in Section 4(a) above, the Holder may, at its option, by written notice to the Company, declare the entire Principal balance of this Note and all accrued interest thereon due and payable, and the same shall thereupon become immediately due and payable without presentment, demand, protest or (except as required hereby) notice of any kind, all of which are expressly waived.
(c) If an Event of Default shall occur, the Company shall pay the Holder hereof all costs of collection, including reasonable attorneys’ fees.

5. Definitions
“Applicable Law” means that law in effect from time to time and applicable to this Note which lawfully permits the contracting, charging, taking, reserving and/or collection of the highest permissible lawful, non-usurious rate of interest or amount of interest on or in connection with this Note.
“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in the city of Denver, Colorado are authorized or required by law or executive order to remain closed.
“Senior Debt” means all indebtedness, obligations and other liabilities of the Company defined pursuant to that certain Amendment to Senior Subordinated Note dated October 25, 2007, as amended.
“Senior Default” means any “Default,” “Event of Default” or any condition or event that (with or without notice, lapse of time, or both) would permit Holders of Senior Debt to accelerate the maturity of such Senior Debt if that condition or event were not cured or removed within any applicable grace or cure period set forth therein.
6. Miscellaneous
(a) No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.
(b) Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by courier or sent by United States mail and shall be deemed to have been given upon receipt if personally served (which shall include telephone line facsimile transmission) or sent by courier or three (3) days after being deposited in the United States mail, certified, with postage pre-paid and properly addressed, if sent by mail. For the purposes hereof, the addresses of the parties for receipt of notice hereunder are:
If to the Company:
Across America Real Estate Corp.
700 17th Street, Suite 1200
Denver, Colorado 80202
Attention: Chief Executive Officer
Telephone: (303) 893-1003
Facsimile: (303) 893-1005
With a copy to:

David Wagner & Associates, P.C.
8400 East Prentice Ave.
Penthouse Suite
Greenwood Village, Colorado 80111
Attention: David J. Wagner, Esq.
Telephone: (303) 793-0304
Facsimile: (303) 409-7650
If to the Holder:
BOCO Investments, LLC
103 West Mountain Ave.
Fort Collins, Colorado 80524
Facsimile: (970) 482-6139
Attention: Chief Executive Officer
With a copy to:
Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO 80202
Attention: Ronald R. Levine II and Brian J. Boonstra
Telephone: (303) 892-9400
Facsimile: (303) 892-7400
If to GDBA:
GDBA Investments, LLLP
1440 Blake Street, Suite 310
Denver, Colorado 80202
Facsimile: (720) 932-9397
Attention: Peter Shepard
With a copy to:
Davis & Ceriani, P.C.
1350 17th Street, Suite 400
Denver, Colorado 80202
Attention: Patrick J. Kanouff
Telephone: (303) 534-9000
Facsimile: (303) 534-4618
(c) This Note and any provision hereof may only be amended by an instrument in writing signed by the Company and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

(d) This Note shall be binding upon the Company and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.
(e) This Note shall be enforced, governed by and construed in accordance with the laws of the State of Colorado applicable to agreements made and to be performed entirely within such state, without regard to the principles of conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of federal or state courts located in Denver, Colorado with respect to any dispute arising under this Note. Both parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. Both parties further agree that service of process upon a party mailed to the notice address set forth in this Note by registered first class mail shall be deemed in every respect effective service of process upon the party in any such suit or proceeding. Nothing herein shall affect either party’s right to serve process in any other manner permitted by law. Both parties agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.
IN WITNESS WHEREOF, Company has caused this Note to be signed in its name by its duly authorized officer this 4th day of June, 2008

ACROSS AMERICA REAL ESTATE CORP.
By:	/s/
	Name:	Peter Shepard
	Title:	Chief Executive Officer